                                                      Exhibit 99.1

NEWS RELEASE

Contacts:       Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe/Angie Chen
310-279-5980
rjaffe@pondel.com / achen@pondel.com

Commerce Energy Announces Fiscal 2007 Full-Year and Fourth Quarter Results
-- Company Provides Fiscal 2008 Earnings Guidance --

Fiscal 2007 Full-Year Highlights:
♦	Net income increased to $5.5 million from a net loss of $2.2 million in fiscal 2006
♦	Gross profit nearly doubled to $57.2 million from $28.8 million last year
♦	The company resolved two outstanding legal matters, the net effect of which, including legal expenses, was $1.9 million of income
COSTA MESA, CA – October 24, 2007 – Commerce Energy Group, Inc. (Amex: EGR), a leading U.S. electricity and natural gas marketing company, today announced its financial results for the fiscal 2007 year-end and fourth quarter ended July 31, 2007.

Fiscal 2007 Full-Year Results
The company reported net income of $5.5 million, or $0.18 per share, which included $0.06 per share related to the net effect of $6.5 million in settlement payments received from APX, Inc. and a $3.9 million payment made to ACN to settle claims in an arbitration proceeding, plus $721,000 of related legal expenses.  For fiscal 2006, the net loss was $2.2 million, or $0.07 per share, which included a mark-to-market loss in the second quarter related to unexpectedly high variances between forecasted and actual natural gas usage and unprecedented volatility in natural gas prices.

Net revenues climbed 50% to $371.6 million from $247.1 million for fiscal 2006, driven primarily by a 34% increase in retail electricity sales due to successful customer acquisition initiatives in Texas and a 104% increase in natural gas revenues resulting primarily from the September 2006 acquisition of approximately 300 commercial and industrial natural gas customers.

“In fiscal 2007, we achieved a number of strategic objectives,” said Steven S. Boss, chief executive officer.  “Our operating performance was in line with expectations; we significantly added to our customer base and launched wind-generated, green electricity products in several states.  We also settled two major legal proceedings, allowing us to better focus our energy and resources on growing the company.  Looking ahead, we anticipate continued growth to our bottom line and customer base.”

Gross profit nearly doubled to $57.2 million from $28.8 million for fiscal 2006.  Gross profit from electricity increased to $46.6 million from $22.9 million in the prior year, reflecting the impact of customer growth in Texas and Maryland and the APX settlement payments.  Gross profit from natural gas increased to $10.6 million compared with $5.9 million for the year ended July 31, 2006, due to customer growth in Ohio and through the acquisition of approximately 300 commercial and industrial natural gas customers from Houston Energy Services Company LLC (“HESCO”) in September 2006.

Selling and marketing expenses increased to $10.6 million from $5.2 million last year, reflecting higher telemarketing, personnel and advertising costs related to the company’s increased customer acquisition initiatives.  General and administrative expenses were $37.3 million compared with $26.9 million in fiscal 2006 due to increased personnel, information technology and customer service costs to address our significant customer growth during the year.

Fiscal 2007 Fourth Quarter Results
For the fourth quarter of fiscal 2007, net income increased to $1.1 million, or $0.04 per basic share and $0.03 per diluted share, which included $1.5 million of the $6.5 million in settlement payments received from APX, Inc.  This compares to net income of $651,000, or $0.02 per diluted share, in the fourth quarter of fiscal 2006.

Net revenues more than doubled to $107.9 million from $52.3 million for the same period in fiscal 2006, driven by higher retail electricity sales to customers in Texas and Maryland, higher natural gas revenues from the September 2006 acquisition of the approximately 300 commercial and industrial natural gas customers from HESCO and proceeds from the APX settlement.

Gross profit increased to $15.0 million from $8.7 million for the fourth quarter of fiscal 2006.  Gross profit from electricity grew to $13.8 million compared with $7.1 million for the same quarter of fiscal 2006, from customer growth in Texas and Maryland and $1.5 million from the APX settlement.  Gross profit from natural gas decreased to $1.2 million from $1.6 million in the fourth quarter of fiscal 2006 due primarily to lower gross margins in Ohio and exiting the residential market in Georgia.

Selling and marketing expenses increased to $3.3 million from $1.9 million in the comparable quarter last year, reflecting higher telemarketing and third-party sales expenses related to the company’s expanded customer acquisition initiatives.  General and administrative expenses were $10.3 million compared with $6.6 million in the prior year fourth quarter reflecting (1) higher personnel, customer service and information technology costs, all related to customer growth and (2) increased consulting, bad debt, depreciation and amortization expenses.

Liquidity
At July 31, 2007, the company had unrestricted and restricted cash and cash equivalents of $17.0 million, $38.9 million of working capital and no debt.  Restricted cash and cash equivalents was principally comprised of $10.0 million deposited pursuant to the terms of the company’s credit facility.  Credit terms from energy suppliers may require the company to post collateral against its forward energy supply purchases.  Such collateral obligations are funded with cash and availability under the company’s credit facility.

2008 Earnings and Customer Growth Outlook
Commerce Energy said it expects net income for fiscal 2008 to be in the range of $6.1 - $6.6 million or $0.20 to $0.22 per share, with an estimated 8% - 10% increase in year-over-year customer growth.

Conference Call and Webcast
Commerce will host a conference call to discuss financial results today at 5 p.m. ET (2 p.m. PT).  The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com.  Please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year.  A telephonic replay will be available through October 31, 2007, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 30380055.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (Amex) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.

Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S.  For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services.  For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this news release, whether express or implied, are made in good faith and the company believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission (SEC), some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, uncertainties in the capital markets should we seek to raise additional capital, uncertainties relating to federal and state proceedings relating to other issues in the 2000-2001 California energy crisis, increased or unexpected competition, adverse state or federal legislation or regulation, or adverse determinations by regulators, including failure to obtain regulatory approvals.  Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

# # #

FINANCIAL TABLES FOLLOW

        Commerce Energy Group, Inc.

        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

        (In Thousands, Except Per Share Amounts)

	Three Months Ended July 31,		Year Ended July 31,
	2007	2006	2007	2006
	(Unaudited) (Unaudited) (Unaudited)

Revenue	$106,420	$52,303	$365,089	$247,080
APX settlement	1,468	—	6,525	—

Net revenue	107,888	52,303	371,614	247,080
Direct energy costs	92,862	43,625	314,371	218,289

Gross profit	15,026	8,678	57,243	28,791
Selling and marketing expenses	3,325	1,885	10,642	5,231
General and administrative expenses	10,274	6,572	37,291	26,939

Income (loss) from operations	1,427	221	9,310	(3,379)
Other income and expenses:
ACN arbitration settlement	—	—	(3,900)	—
Interest income, net	(240)	430	243	1,140

Total other income and expenses	(240)	430	(3,657)	1,140
Income (loss) before provision for income taxes	1,187	651	5,653	(2,239)
Provision for income taxes	122	—	122	—

Net income (loss)	$1,065	$651	$5,531	$(2,239)

Income (loss) per common share:
Basic	$0.04	$0.02	$0.18	$(0.07)

Diluted	$0.03	$0.02	$0.18	$(0.07)
Weighted-average shares outstanding:
Basic	30,384	29,604	29,906	30,419

Diluted	30,600	29,623	30,044	30,419

Volume and Customer Count Data

	Three Months Ended July 31,		Year Ended July 31,
	2007	2006	2007	2006
Electric – Megawatt hour (MWh)	666,000	423,000	2,057,000	1,767,000
Natural Gas – Dekatherms (DTH)	3,218,000	657,000	14,815,000	5,142,000
Customer Count	196,000	137,000	196,000	137,000

Condensed Consolidated Balance Sheets
(In Thousands)

	July 31, 2007	July 31, 2006

ASSETS
Cash and cash equivalents	$6,559	$22,941
Accounts receivable, net	65,231	30,650
Inventory	5,905	4,578
Prepaid expenses and other current	7,224	6,827

Total current assets	84,919	64,996
Restricted cash	10,457	17,117
Deposits	1,906	2,506
Property and equipment, net	8,662	5,866
Goodwill, intangible and other assets	10,632	8,591

Total assets	$116,576	$99,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$37,926	$26,876
Accrued liabilities	8,130	5,867

Total current liabilities	46,056	32,743
Total stockholders’ equity	70,520	66,333

Total liabilities and stockholders’ equity	$116,576	$99,076